Exhibit 99.1

Celladon Reports First Quarter 2015 Financial Results

SAN DIEGO, CA, May 14, 2015 – Celladon Corporation (Nasdaq: CLDN), a clinical-stage biotechnology company with industry-leading expertise in the development of cardiovascular gene therapy, today announced financial results for the quarter ended March 31, 2015 and recent corporate updates.

First Quarter 2015 and Recent Corporate Updates

MYDICAR® (AAV1/SERCA2a)

•	In April Celladon announced that its Phase 2b CUPID2 trial did not meet its primary or secondary endpoints. CUPID2 is a randomized, double-blind, placebo-controlled, multinational trial evaluating a single, one-time, intracoronary infusion of the cardiovascular gene therapy agent MYDICAR® (AAV1/SERCA2a) versus placebo added to a maximal, optimized heart failure drug and device regimen.

•	Also in April, Celladon terminated the Development, Manufacturing and Supply Agreement with Novasep, Inc. after concluding that the recently un-blinded CUPID2 data was such that Celladon does not require production of MYDICAR drug substance at Novasep’s facility.

•	Similarly, Celladon does not intend to exercise the construction trigger option under the MYDICAR Facility Construction and Commercial Supply Agreement with Lonza Biologics, Inc., which will result in the automatic expiration of the agreement in the second quarter of 2015.

•	Celladon’s Board of Directors approved an approximately 50% reduction of Celladon’s current full-time workforce of 34 employees in order to reduce operating expenses and conserve cash resources.

•	Celladon will not be drawing down the second tranche of the debt facility with Hercules Technology Growth Capital, Inc. and will begin repaying the $10 million principal currently outstanding in 30 equal monthly payments of principal and interest starting in August 2015.

“We are in the process of conducting an extensive review of the CUPID 2 data in the attempt to better understand the observed negative outcome. Meanwhile, we are conserving our cash resources and are assessing our other previously planned clinical trials and development programs. We are also evaluating our strategic options in order to determine the best path forward to maximize shareholder value,” said Krisztina Zsebo, Ph.D., Chief Executive Officer of Celladon.

First Quarter 2015 Financial Results

•	Cash Position: Cash, cash equivalents and investments as of March 31, 2015 were $70.6 million.

•	Research and Development Expenses: Research and development expenses were $11.5 million and $5.2 million, respectively, for the first quarter of 2015 and 2014.

•	General and Administrative Expenses: General and administrative expenses were $4.8 million and $1.7 million, respectively, for the first quarter of 2015 and 2014.

•	Other Expense, Net: Other expense, net was $449 thousand and $238 thousand for the first quarter of 2015 and 2014, respectively.

•	Consolidated Net Loss: Consolidated net loss was $16.7 million and $7.2 million for the first quarter of 2015 and 2014, respectively. The consolidated net loss included stock-based compensation of $2.1 million and $0.5 million for the first quarter of 2015 and 2014, respectively.

About Celladon

Celladon is a clinical-stage biotechnology company applying its leadership position in the field of cardiovascular gene therapy to develop novel therapies for diseases with high unmet medical needs. Our lead programs target SERCA enzymes which are a family of enzymes that play an integral part in the regulation of intra-cellular calcium in all human cells. Calcium dysregulation is implicated in a number of important and complex medical conditions and diseases, such as heart failure, vascular disease, diabetes and neurodegenerative diseases. In addition, the Company conducts research and development on its mSCF gene therapy program for cardiac diseases. Celladon has also identified a number of potential first-in-class compounds addressing novel targets in diabetes and neurodegenerative diseases with its small molecule platform of SERCA2b modulators. For more information, please visit www.celladon.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, references to Celladon’s attempt to better understand the observed negative outcome of the CUPID 2 trial, Celladon’s efforts to conserve its cash resources and its ongoing assessment of other previously planned clinical trials and development programs, as well as its evaluation of strategic options and its ability to determine and execute on the best path forward to maximize shareholder value. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Celladon’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with the process of conducting product development activities and clinical trials and obtaining regulatory approval to commercialize product candidates, risks and uncertainties associated with possible changes in the magnitude of the planned workforce reduction, including as a result of changes that may occur in Celladon’s operations or operating plan, or other reasons or events, our reliance on third parties and the need to raise additional funding when needed in order to conduct our business. These and other risks and uncertainties are described more fully in Celladon’s filings with the Securities and Exchange Commission, including without limitation its Form 10-Q for the quarter ended March 31, 2015. All forward-looking statements contained in this press release speak only as of the date on which they were made. Celladon undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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CONTACT:

Fredrik Wiklund

Vice President, Corporate Development and Investor Relations

(858) 432-7215

Condensed Consolidated Statements of Operations

(in thousands)

	Three Months Ended March 31,
	2015	2014
	(unaudited)
Operating expenses:
Research and development	$11,518	$5,218
General and administrative	4,779	1,706

Total operating expenses	16,297	6,924

Loss from operations	(16,297)	(6,924)
Other expense, net	(449)	(238)

Consolidated net loss	$(16,746)	$(7,162)

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2015	December 31, 2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$50,018	$14,435
Short-term investments	20,570	70,513
Prepaid expenses and other assets	1,673	3,135

Total current assets	72,261	88,083
Property and equipment, net	793	763
Other assets	185	264

Total assets	$73,239	$89,110

Liabilities, preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable and accrued expenses	$3,746	$5,803
Accrued clinical expenses	646	731
Accrued interest	71	71
Current portion of long-term obligations	1,671	1

Total current liabilities	6,134	6,606
Long-term obligations, net of discount	8,710	10,102
Non-current liabilities	291	298
Stockholders’ equity	58,104	72,104

Total liabilities, preferred stock and stockholders’ equity	$73,239	$89,110